Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O’Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125
lisa.oneill@lakecitybank.com

Lakeland Financial Reports Second Quarter Net Income of $22.5 million, and Reaches $5.0 Billion in Total Loans, Representing 5% Annual Average Loan Growth

Warsaw, Indiana (July 25, 2024) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported net income of $22.5 million for the three months ended June 30, 2024, which represents an increase of $7.9 million, or 54%, compared with net income of $14.6 million for the three months ended June 30, 2023. Diluted earnings per share were $0.87 for the second quarter of 2024 and increased 53% compared to $0.57 for the second quarter of 2023. On a linked quarter basis, net income decreased $852,000, or 4%, from first quarter 2024 net income of $23.4 million and diluted earnings per share decreased $0.04, or 4%, from $0.91 at March 31, 2024.

Pretax pre-provision earnings, which is a non-GAAP measure, were $35.4 million for the three months ended June 30, 2024, an increase of $18.1 million, or 105%, compared to $17.3 million for the three months ended June 30, 2023. On a linked quarter basis, pretax pre-provision earnings increased $6.1 million, or 21%, compared to $29.3 million for the first quarter of 2024.

“We are pleased to report healthy loan and core deposit growth during the first six months of 2024. While the financial services sector continues to battle the impact of higher interest rates, we are pleased with our overall operating performance in 2024. We have experienced healthy increases in core noninterest income categories, which have contributed to annual revenue growth of 6%, or $6.9 million, for the first six months of 2024. We opened our 54th branch and eighth location in the Indianapolis region this week and have three additional branches in the market in various stages of planning,” stated David M. Findlay, Chairman and Chief Executive Officer. “We are encouraged by the significant investments taking place throughout our footprint and are excited to play a role in the great expansion and innovation occurring throughout the state.”

The company further reported net income of $46.0 million for the six months ended June 30, 2024, versus $38.9 million for the comparable period of 2023, an increase of 18%, or $7.1 million. Diluted earnings per share also increased 18% to $1.78 for the six months ended June 30, 2024, versus $1.51 for the comparable period of 2023. Pretax pre-provision earnings were $64.7 million for the six months ended June 30, 2024, an increase of $15.0 million, or 30%, compared to $49.7 million for the six months ended June 30, 2023.

Quarterly Financial Performance

Second Quarter 2024 versus Second Quarter 2023 highlights:

•Return on average equity of 14.19%, compared to 9.70%
•Return on average assets of 1.37%, compared to 0.91%
•Tangible book value per share grew by $2.37, or 10%, to $25.34
•Average loans grew by $237.1 million, or 5%, to $5.03 billion
•Average investments declined by $92.1 million, or 8%
•Core deposit growth of $247.8 million, or 5%
•Net interest margin of 3.17% versus 3.28%
•Noninterest income growth of $8.9 million, or 78%
•Net gain on Visa shares of $9.0 million
•Revenue improves by 15% to $68.7 million
•Noninterest expense declined by $9.4 million, or 22%
•Provision expense of $8.5 million, compared to $800,000
•Net charge offs of $949,000 versus net recoveries of $43,000
•Nonperforming loans increased from $18.0 million to $57.2 million
•Watch list loans as a percentage of total loans increased to 5.31% from 3.83%

•Average equity to average assets increased 23 basis points to 9.62%
•Total risk-based capital ratio of 15.54%, compared to 14.93%
•Cash dividends per share increased by $0.02, or 4%, to $0.48 per share
•Tangible capital ratio improved to 9.91%, compared to 9.04%
•
Second Quarter 2024 versus First Quarter 2024 highlights:

•Return on average equity of 14.19%, compared to 14.59%
•Return on average assets of 1.37%, compared to 1.44%
•Average loans grew by $63.8 million, or 1%, to $5.03 billion
•Average investments declined by $39.7 million, or 3%
•Core deposits increased by $170.2 million, or 3%
•Net interest margin improved 2 basis points, or 1%
•Noninterest income increased by $7.8 million, or 62%
•Noninterest expense increased by $2.6 million, or 9%
•Provision expense of $8.5 million compared to $1.5 million
•Net charge offs of $949,000 compared to $312,000
•Nonperforming loans increased from $14.8 million to $57.2 million
•Watch list loans as a percentage of total loans increased to 5.31% from 3.67%
•Total risk-based capital ratio improved to 15.54% from 15.46%
•Tangible capital ratio of 9.91%, compared to 9.80%
•Tangible common equity growth of $7.6 million, or 1%

The company’s performance in the second quarter was impacted by two non-routine events. During the quarter, the bank recognized $9.0 million in net gains on Visa shares previously carried at cost basis of $0 since 2008. On April 8, 2024, Visa Inc. announced the commencement of an exchange offer for Visa Class B-1 common stock and the bank subsequently tendered its Visa Class B-1 common stock in exchange for a combination of Visa Class C common stock and Visa Class B-2 common stock. After entering the exchange, the bank redeemed two-thirds of its Visa Class C common stock and sold its remaining Visa B-2 common stock in the secondary market. As of June 30, 2024, the bank holds 1,574 shares of Visa Class C common stock valued at $1.7 million and intends to redeem these remaining shares during the third quarter of 2024 pursuant to the Visa redemption provisions. In addition, the company incurred a one-time accrual of $4.5 million related to the resolution of a legal matter during the second quarter. The lawsuit against the bank related to this resolution was dismissed by the court.

Capital Strength

The company’s total capital as a percentage of risk-weighted assets improved to 15.54% at June 30, 2024, compared to 14.93% at June 30, 2023 and 15.46% at March 31, 2024. These capital levels are well in excess of the 10.00% regulatory threshold required to be characterized as “well capitalized” and reflect a strengthening of the company's exceptionally sound capital base.

The company’s tangible common equity to tangible assets ratio, which is a non-GAAP financial measure, improved to 9.91% at June 30, 2024, compared to 9.04% at June 30, 2023 and 9.80% at March 31, 2024. Unrealized losses from available-for-sale investment securities were $194.9 million at June 30, 2024, compared to $202.0 million at June 30, 2023 and $189.9 million at March 31, 2024. When excluding the impact of accumulated other comprehensive income (loss) on tangible common equity and tangible assets, the company’s ratio of adjusted tangible common equity to adjusted tangible assets, a non-GAAP financial measure, improved to 12.18% at June 30, 2024, compared to 11.45% at June 30, 2023 and 12.03% at March 31, 2024.

“Strong capital levels are critical to the bank’s ability to grow our balance sheet and result from our long and consistent track record of profitability,” commented Kristin L. Pruitt, President. “Our capital position provides stability to support our continued balance sheet growth, and also provides for our dividend growth for shareholders.”

As announced on July 9, 2024, the board of directors approved a cash dividend for the second quarter of $0.48 per share, payable on August 5, 2024, to shareholders of record as of July 25, 2024. The second quarter dividend per share represents a 4% increase from the $0.46 dividend per share paid for the second quarter of 2023.

Loan Portfolio

Average total loans of $5.03 billion in the second quarter of 2024, increased $237.1 million, or 5%, from $4.80 billion for the second quarter of 2023, and increased $63.8 million, or 1%, from $4.97 billion for the first quarter of 2024.

Average total loans for the six months ended June 30, 2024, were $5.00 billion, an increase of $241.2 million, or 5%, from $4.76 billion for the six months ended June 30, 2023.

“We are pleased to have crossed the $5.0 billion milestone for loans during 2024, which has been achieved through our 152 year history of organic growth,” added Findlay. “As we look to the future, we are confident that our Indiana communities will continue the strong economic growth and vitality that we have experienced over the past several years. In fact, 40% of our footprint is projected to experience high growth in population of 10%-70% from 2015 through 2050 as measured by the Indiana Business Center and the Kelley School of Business at Indiana University.”

Total loans increased by $190.1 million, or 4%, from $4.86 billion as of June 30, 2023, to $5.05 billion as of June 30, 2024. The increase in loans occurred across much of the portfolio with increases to commercial real estate and multi-family residential loans of $127.0 million, or 5%, commercial and industrial working lines of credit loans of $79.1 million, or 13%, and total consumer 1-4 family mortgage loans of $38.5 million, or 9%. These increases were offset by decreases to commercial and industrial non-working capital loans of $22.7 million, or 3%, total agribusiness and agricultural loans of $13.9 million, or 4%, and other commercial loans of $24.3 million, or 20%. On a linked quarter basis, total loans increased by $54.8 million, or 1%, from $4.998 billion to $5.05 billion at June 30, 2024. The linked quarter increase was primarily a result of growth in commercial and industrial working lines of credit loans $51.3 million, or 8%, and growth in total commercial real estate and multi-family residential loans of $25.9 million, or 1%.

Commercial loan originations for the second quarter included approximately $369.0 million in loan originations, offset by approximately $324.0 million in commercial loan pay downs. Line of credit usage increased to 41% on June 30, 2024, compared to 40% at June 30, 2023, and 39% at March 31, 2024. Total available lines of credit contracted by $107.0 million, or 2%, as compared to a year ago, and line usage increased by $5.0 million, or less than 1%, for the same period. The company has limited exposure to commercial office space borrowers, all of which are in the bank’s Indiana markets. Loans totaling $101.2 million for this sector represented 2% of total loans at June 30, 2024, an increase of $27.6 million, or 37%, from March 31, 2024. Commercial real estate loans secured by multi-family residential properties and secured by non-farm non-residential properties were approximately 205% of total risk-based capital at June 30, 2024.

Diversified Deposit Base

The bank's diversified deposit base has remained stable on a year over year basis and on a linked quarter basis.

DEPOSIT DETAIL
(unaudited, in thousands)

	June 30, 2024		March 31, 2024		June 30, 2023
Retail	$1,724,777	29.9%	$1,770,007	31.5%	$1,821,607	33.6%
Commercial	2,150,127	37.3	2,117,536	37.7	2,082,564	38.4
Public fund	1,727,593	30.0	1,544,775	27.5	1,450,527	26.7
Core deposits	5,602,497	97.2	5,432,318	96.7	5,354,698	98.7
Brokered deposits	161,040	2.8	185,767	3.3	68,361	1.3
Total	$5,763,537	100.0%	$5,618,085	100.0%	$5,423,059	100.0%

Total deposits increased $340.5 million, or 6%, from $5.42 billion as of June 30, 2023, to $5.76 billion as of June 30, 2024. The increase in total deposits was driven by an increase in core deposits (which excludes brokered deposits) of $247.8 million, or 5%. Total core deposits at June 30, 2024 were $5.60 billion and represented 97% of total deposits, as compared to $5.35 billion and 99% of total deposits at June 30, 2023. Brokered deposits were $161.0 million, or 3% of total deposits, at June 30, 2024, compared to $68.4 million, or 1% of total deposits, at June 30, 2023.

Core deposit composition remains stable with commercial deposits accounting for 37% of total deposits, public funds increasing to 30% of total deposits and retail deposits contracting to 30% of total deposits as of June 30, 2024. The change in composition of core deposits since June 30, 2023, reflects growth in commercial deposits and public funds deposits. Commercial deposits grew annually by $67.6 million to $2.15 billion, or 3%. Public funds deposits grew annually by $277.1 million to $1.73 billion, or 19%. Retail deposits contracted annually by $96.8 million, or 5%. Public fund growth was positively impacted by the addition of a new public fund customer in the Lake City Bank footprint and the addition of its operating accounts. Net retail outflows since June 30, 2023 reflect the continued utilization of deposits from peak savings levels during 2021.

“We are pleased that core deposits represent 97% of total deposits and annual core deposit growth has exceeded loan funding requirements in 2024, enabling the bank to reduce reliance on more expensive wholesale funding. Continued growth of our core deposit franchise is critical to our long-term growth,” noted Findlay. “Checking account growth is evident across all three deposit sectors despite contraction in retail deposits.”

On a linked quarter basis, total deposits increased $145.5 million, or 3%, from $5.62 billion at March 31, 2024 to $5.76 billion at June 30, 2024. Core deposits increased by $170.2 million, or 3%, while brokered deposits decreased by $24.7 million, or 13%. Linked quarter growth in core deposits resulted from expansion in public fund deposits of $182.8 million, or 12%, and commercial deposits of $32.6 million, or 2%. Retail deposits contracted by $45.2 million, or 3%.

Average total deposits were $5.82 billion for the second quarter of 2024, an increase of $268.8 million, or 5%, from $5.55 billion for the second quarter of 2023. Average interest-bearing deposits drove the increase to average total deposits, increasing $488.3 million, or 12%. Contributing to this increase were increases to average interest-bearing checking accounts of $345.2 million, or 12%, and average time deposits of $214.2 million, or 26%. Offsetting these increases was a decrease to average savings deposits of $71.1 million, or 20%. Average noninterest-bearing demand deposits decreased by $219.5 million, or 15%.
On a linked quarter basis, average total deposits increased by $189.5 million, or 3%, from $5.63 billion for the first quarter of 2024 to $5.82 billion for the second quarter of 2024. Average interest-bearing deposits drove the increase to total average deposits, increasing by $232.7 million, or 5%. Interest bearing checking accounts increased by $228.5 million, or 8%, and total average time deposits increased by $10.7 million, or 1%. Average noninterest-bearing demand deposits decreased by $43.2 million, or 3%.

Checking account trends compared to June 30, 2023, demonstrate average aggregate checking account balance growth of $221.4 million, or 17%, for aggregate public fund checking account balances and $66.4 million, or 3%, for aggregate commercial checking account balances, offset by a contraction of $33.4 million, or 4%, for aggregate retail checking account balances. The number of accounts also has grown for all three segments, with growth of 3% for commercial accounts, 2% for retail accounts and 17% for public fund accounts.

Deposits not covered by FDIC deposit insurance as a percentage of total deposits were 58% as of June 30, 2024, compared to 54% at both March 31, 2024, and June 30, 2023. Deposits not covered by FDIC deposit insurance or the Indiana Public Deposit Insurance Fund (which insures public fund deposits in Indiana), were 29% of total deposits as of June 30, 2024, compared to 27% at March 31, 2024, and 28% as of June 30, 2023. As of June 30, 2024, 98% of deposit accounts had deposit balances less than $250,000.

Liquidity Overview

The bank has robust liquidity resources. These resources include secured borrowings available from the Federal Home Loan Bank and the Federal Reserve Bank Discount Window. In addition, the bank has unsecured borrowing capacity through long established relationships within the brokered deposits markets, Federal Funds lines from correspondent bank partners, and Insured Cash Sweep (ICS) one-way buy funds available from the Intrafi network. As of June 30, 2024, the company had access to an aggregate of $3.3 billion in liquidity from these sources, compared to $2.9 billion at June 30, 2023 and $3.1 billion at March 31, 2024. Utilization from these sources totaled $161.0 million at June 30, 2024, compared to $468.4 million at June 30, 2023 and $385.8 million at March 31, 2024. Core deposits have historically represented, and currently represent, the primary funding resource of the bank at 96% of total deposits and purchased funds.

Investment Portfolio Overview

Total investment securities were $1.12 billion at June 30, 2024, reflecting a decrease of $67.3 million, or 6%, as compared to $1.19 billion at June 30, 2023. On a linked quarter basis, investment securities decreased $21.0 million, or 2%, due primarily to portfolio cash flows of $15.2 million and a decline in the fair value of available-for-sale securities of $5.0 million. Investment securities represented 17% of total assets on June 30, 2024, compared to 18% on June 30, 2023, and 17% on March 31, 2024. The ratio of investment securities as a percentage of total assets remains elevated over historical levels of approximately 12% to 14%. The company expects the investment securities portfolio as a percentage of assets to continue to decrease over time as the proceeds from pay downs, sales and maturities are used to fund loan portfolio growth and for general liquidity purposes.Tax equivalent adjusted effective duration for the investment portfolio was 6.5 years at June 30, 2024, compared to 6.6 years at March 31, 2024 and June 30, 2023. Effective duration of the investment portfolio remains elevated as compared to 4.0 years at December 31, 2019 before the deployment of excess liquidity to the investment portfolio and the rise in interest rates from the recent tightening cycle by the Federal Reserve. The company anticipates receiving principal and interest cash flows of approximately $52.4 million throughout the remainder of 2024 from its investment securities portfolio.

Net Interest Margin

Net interest margin was 3.17% for the second quarter of 2024, representing an 11 basis point decrease from 3.28% for the second quarter of 2023. Earning assets yields increased by 42 basis points to 6.07% for the second quarter of 2024, up from 5.65% for the second quarter of 2023. The increase in earning asset yields was offset by an increase in the company's funding costs of 53 basis points as interest expense as a percentage of average earning assets increased to 2.90% for the second quarter of 2024 from 2.37% for the second quarter of 2023. While earning asset yields benefited from a 25 basis point increase in the target Federal Funds Rate between June 30, 2023 and 2024, the company has experienced an offsetting increase to funding costs from increased competition for deposits throughout the industry. Notably, a deposit mix shift from noninterest bearing deposits to interest bearing deposits has further eroded net interest margin with noninterest bearing deposits as a percentage of total deposits declining to 21% at June 30, 2024, compared to 27% at June 30, 2023 and 22% at March 31, 2024.

Linked quarter net interest margin expanded by 2 basis points to 3.17% for the second quarter of 2024, compared to 3.15% for the first quarter of 2024. Average earning asset yields increased by 10 basis points from 5.97% during the first quarter of 2024 to 6.07% during the second quarter of 2024 and were offset by an 8 basis point increase in interest expense as a percentage of average earning assets. The increase in linked quarter interest expense was driven by continued upward pressure in deposit costs.

“The expansion of net interest margin on a linked quarter basis is directionally encouraging and highlights the positive impact of loan growth on earning asset yields. In addition, we have successfully tested deposit rate sensitivity for selective products and will continue to evaluate additional opportunities in the future,” stated Lisa M. O’Neill, Executive Vice President, and Chief Financial Officer. “Our reduced asset sensitivity posture positions the bank well for the anticipated Federal Reserve Bank easing that is expected to occur in the second half of 2024.”

The cumulative loan beta, which measures the sensitivity of a bank's average loan yield to changes in short-term interest rates, is 56% for the current rate-tightening cycle, compared to 61% during the prior tightening cycle from 2016 through 2019. The cumulative deposit beta, which measures the sensitivity of a bank's deposit cost to changes in short-term interest rates, is 54% for the current rate-tightening cycle, compared to 45% during the prior tightening cycle.

Net interest income was $48.3 million for the second quarter of 2024, representing a decrease of $228,000, or less than 1%, as compared to the second quarter of 2023. On a linked quarter basis, net interest income increased $880,000, or 2%, from $47.4 million for the first quarter of 2024. Net interest income decreased by $4.3 million, or 4%, from $100.0 million for the six months ended June 30, 2023 to $95.7 million for the six months ended June 30, 2024.
Asset Quality

The company recorded a provision for credit losses of $8.5 million in the second quarter of 2024, an increase of $7.7 million, as compared to $800,000 in the second quarter of 2023. On a linked quarter basis, the provision expense increased by $7.0 million, from $1.5 million for the first quarter of 2024. The provision expense recorded during the second quarter of 2024 was primarily attributable to an increase in the specific reserve allocation from the downgrade of a single $43.3 million commercial relationship that was placed on nonperforming status during the second quarter of 2024. The downgraded borrower is an industrial company in Northern Indiana.

The ratio of allowance for credit losses to total loans was 1.60% at June 30, 2024, up from 1.48% at June 30, 2023, and 1.46% at March 31, 2024. Net charge offs in the second quarter of 2024 were $949,000, compared to net recoveries of $43,000 in the second quarter of 2023 and net charge offs of $312,000 during the linked first quarter of 2024. Annualized net charge offs to average loans were 0.08% for the second quarter of 2024, compared to none for the second quarter of 2023 and 0.03% for the linked first quarter of 2024.

Nonperforming assets increased $39.2 million, or 213%, to $57.6 million as of June 30, 2024, versus $18.4 million as of June 30, 2023. On a linked quarter basis, nonperforming assets increased $42.4 million, or 278%, compared to $15.2 million as of March 31, 2024. The ratio of nonperforming assets to total assets at June 30, 2024 increased to 0.88% from 0.28% at June 30, 2023 and from 0.23% at March 31, 2024. These increases were driven by the nonperforming loan relationship described above.

Total individually analyzed and watch list loans increased by $82.2 million, or 44%, to $268.3 million as of June 30, 2024, versus $186.0 million as of June 30, 2023. On a linked quarter basis, total individually analyzed and watch list loans increased by $84.9 million, or 46%, from $183.3 million at March 31, 2024. Watch list loans as a percentage of total loans increased by 148 basis points to 5.31% at June 30, 2024, compared to 3.83% at June 30, 2023, and increased by 164 basis points from 3.67% at March 31, 2024. The increase in individually analyzed and watch list loans during the second quarter of 2024 was primarily driven by the downgrade of the $43.3 million commercial relationship to nonperforming status. In addition to this relationship, three other commercial relationships with an aggregate balance of $40.5 million were downgraded to the watch list during the second quarter of 2024.

“While we have not experienced any broad-based loan portfolio concerns, we are disappointed by the increase in our nonperforming loans, driven by the single industrial credit relationship. We are working closely with the borrower to improve the operating performance of the business,” stated Findlay. “Encouragingly, the second quarter Commercial Portfolio Reviews did not identify any meaningful shifts in credit quality across the bank’s diversified loan portfolio,” Findlay continued. “We continue to stress test our portfolio, particularly on the interest rate front, and have not identified any meaningful concerns. In addition, our commercial real estate portfolio continues to be a focus, and while we have identified a few downgrades in that portfolio, the portfolio is performing well overall. Finally, with an allowance for credit losses at 1.6% of total loans, we continue to approach asset quality management conservatively.”

Noninterest Income

The company’s noninterest income increased $8.9 million, or 78%, to $20.4 million for the second quarter of 2024, compared to $11.5 million for the second quarter of 2023. The increase in noninterest income was driven primarily by the net gain on Visa shares of $9.0 million. Wealth advisory fees increased $326,000, or 14%, because of new volume growth in addition to favorable market performance. Bank owned life insurance income increased $197,000, or 28%, primarily from improved market performance of the company's variable bank owned life insurance policies. Offsetting these increases was a decrease in interest rate swap fee income of $794,000, or 100%, due to no new swap fee activity during the quarter. Adjusted core noninterest income, a non-GAAP financial measure that excludes the impact of certain non-routine events, including the net gain on Visa shares referenced above, was $11.4 million for the second quarter of 2024, a decrease of $73,000, or 1%, compared to $11.5 million for the second quarter of 2023.

Noninterest income for the second quarter of 2024 increased by $7.8 million, or 62%, on a linked quarter basis from $12.6 million during the first quarter of 2024. The linked quarter increase was driven largely by the net gain on Visa shares of $9.0 million. Offsetting this activity was a decrease in other income of $1.5 million, or 68%. Linked first quarter other income benefited from the recognition of a $1.0 million insurance recovery related to the wire fraud loss and income from the company's bank owned life insurance policies. Adjusted core noninterest income decreased $184,000, or 2%, from $11.6 million for the linked first quarter of 2024.

Noninterest income increased by $11.2 million, or 52%, to $33.1 million for the six months ended June 30, 2024, compared to $21.8 million for the prior year six-month period. The increase in noninterest income was driven primarily by net gain on Visa shares of $9.0 million. Additionally, other income increased $1.6 million, or 120%, wealth advisory fees increased $581,000, or 13%, bank owned life insurance income increased $542,000, or 39%, and mortgage banking income increased $209,000. Other income increased from the insurance recovery and bank owned life insurance benefit received during the first quarter of 2024. Wealth advisory fees increased from new volume growth in addition to favorable market performance. Bank owned life insurance income increased through an improvement in market valuation for the company's variable bank owned life insurance policies, which are tied to the performance of the equity markets. Adjusted core noninterest income for the six months ended June 30, 2024, was $23.0 million, an increase of $1.2 million, or 6%, compared to $21.8 million for the six months ended June 30, 2023.

Noninterest Expense

Noninterest expense decreased $9.4 million, or 22%, to $33.3 million for the second quarter of 2024, compared to $42.7 million during the second quarter of 2023. Noninterest expense for the second quarter of 2023 included an $18.1 million wire fraud loss. During the second quarter 2024 salaries and benefits expense increased $4.8 million, or 42%, other expense increased $3.5 million, or 138%, and data processing fees and supplies expense increased $338,000, or 10%, compared to the second quarter of 2023. Salaries and employee benefits expense increased due to higher performance-based incentive compensation of $2.9 million, salaries and wages increases of $1.5 million and increased health insurance expense of $500,000. During the second quarter of 2023 performance-based incentive accruals were reversed by $1.9 million due to the wire fraud loss. Other expense increased primarily due to a $4.5 million litigation accrual. Data processing fees increased due to investments in software, digital banking, and core data processing technologies. Adjusted core noninterest expense, a non-GAAP financial measure that excludes the impact of certain non-routine operating events, including the litigation accrual referenced above, was $28.8 million for the three months ended June 30, 2024, an increase of $2.3 million, or 9%, from $26.5 million for the three months ended June 30, 2023.

On a linked quarter basis, noninterest expense increased by $2.6 million, or 9%, from $30.7 million during the first quarter of 2024. Other expense increased by $3.9 million, or 172%, due to the $4.5 million legal accrual. Offsetting this increase was a decrease in salaries and employee benefits of $675,000, or 4%, and a decrease in professional fees of $340,000, or 14%. The decrease in salaries and employee benefits was attributable to reduced variable compensation expense related to a decline in linked quarter market performance for the company's variable bank owned life insurance policies and a reduction in employee benefits expense caused by the timing of the company's annual HSA contributions. Professional fees decreased due primarily to a reduction in legal expense incurred during the quarter. Adjusted core noninterest expense decreased by $1.9 million, or 6%, on a linked quarter basis from $30.7 million for the first quarter of 2024.

Noninterest expense decreased by $8.1 million, or 11%, for the six months ended June 30, 2024, to $64.0 million compared to $72.2 million for the six months ended June 30, 2023. The primary driver behind the decrease was the $18.1 million wire fraud loss recorded during the second quarter of 2023. Offsetting this decrease were increases to salaries and employee benefits expense of $5.6 million, or 20%, other expense of $3.2 million or 63%, data processing fees of $725,000, or 10%, and professional fees of $416,000, or 10%. The increase to data processing fees resulted from continued investment in customer-facing and operational technology solutions. Professional fees increased due to higher costs to implement technology solutions as well as higher legal and accounting costs. Adjusted core noninterest expense was $59.5 million for the six months ended June 30, 2024, an increase of $3.5 million, or 6%, from $56.0 million recorded during the comparable period of 2023.

“We continue to invest in the disciplined growth of the bank with a focus on people and technology. Our teams have grown to support revenue generation positions, technology, data analytics, and credit support functions,” stated Findlay. “We are also thrilled to support our annual internship program with seventeen interns that are participating in numerous departments throughout the bank and support our talent generation pipeline.”

The company’s efficiency ratio was 48.5% for the second quarter of 2024, compared to 71.2% for the second quarter of 2023 and 51.2% for the linked first quarter of 2024. The company's adjusted core efficiency ratio, a non-GAAP measure that excludes the impact of certain non-routine operating events, was 48.2% for the second quarter of 2024, compared to 44.2% for the second quarter of 2023 and 52.0% for the linked first quarter of 2024.

The company's efficiency ratio was 49.7% for the six months ended June 30, 2024, compared to 59.2% for the comparable period in 2023. The company's adjusted core efficiency ratio was 50.1% for the six months ended June 30, 2024 compared to 45.9% for the comparable period in 2023.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under “LKFN.” Lake City Bank, a $6.6 billion bank headquartered in Warsaw, Indiana, was founded in 1872 and serves Central and Northern Indiana communities with 54 branch offices and a robust digital banking platform. Lake City Bank's community banking model prioritizes building in-market long-term customer relationships while delivering technology-forward solutions for retail and commercial clients.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of economic, business and market conditions and changes, particularly in our Indiana market area, including prevailing interest rates and the rate of inflation; governmental monetary and fiscal policies; the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand and the values and liquidity of loan collateral, securities and other interest sensitive assets and liabilities; and changes in borrowers’ credit risks and payment behaviors, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q.

LAKELAND FINANCIAL CORPORATION
SECOND QUARTER 2024 FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
(Unaudited – Dollars in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,	June 30,
END OF PERIOD BALANCES	2024	2024	2023	2024	2023
Assets	$6,568,807	$6,566,861	$6,509,546	$6,568,807	$6,509,546
Investments	1,123,803	1,144,816	1,191,139	1,123,803	1,191,139
Loans	5,052,341	4,997,559	4,862,260	5,052,341	4,862,260
Allowance for Credit Losses	80,711	73,180	72,058	80,711	72,058
Deposits	5,763,537	5,618,085	5,423,059	5,763,537	5,423,059
Brokered Deposits	161,040	185,767	68,361	161,040	68,361
Core Deposits (1)	5,602,497	5,432,318	5,354,698	5,602,497	5,354,698
Total Equity	654,590	647,009	591,995	654,590	591,995
Goodwill Net of Deferred Tax Assets	3,803	3,803	3,803	3,803	3,803
Tangible Common Equity (2)	650,787	643,206	588,192	650,787	588,192
Adjusted Tangible Common Equity (2)	820,534	809,395	765,090	820,534	765,090
AVERAGE BALANCES
Total Assets	$6,642,954	$6,554,468	$6,432,929	$6,598,711	$6,422,562
Earning Assets	6,295,281	6,216,929	6,096,284	6,256,105	6,082,009
Investments	1,118,776	1,158,503	1,210,870	1,138,639	1,230,421
Loans	5,034,851	4,971,020	4,797,742	5,002,935	4,761,784
Total Deposits	5,819,962	5,630,431	5,551,145	5,725,196	5,519,545
Interest Bearing Deposits	4,589,059	4,356,328	4,100,749	4,472,693	3,963,668
Interest Bearing Liabilities	4,666,136	4,532,137	4,287,167	4,599,136	4,177,658
Total Equity	638,999	645,007	603,999	642,003	594,852
INCOME STATEMENT DATA
Net Interest Income	$48,296	$47,416	$48,524	$95,712	$100,043
Net Interest Income-Fully Tax Equivalent	49,493	48,683	49,842	98,176	102,727
Provision for Credit Losses	8,480	1,520	800	10,000	5,150
Noninterest Income	20,439	12,612	11,501	33,051	21,815
Noninterest Expense	33,333	30,705	42,734	64,038	72,168
Net Income	22,549	23,401	14,611	45,950	38,889
Pretax Pre-Provision Earnings (2)	35,402	29,323	17,291	64,725	49,690
PER SHARE DATA
Basic Net Income Per Common Share	$0.88	$0.91	$0.57	$1.79	$1.52
Diluted Net Income Per Common Share	0.87	0.91	0.57	1.78	1.51
Cash Dividends Declared Per Common Share	0.48	0.48	0.46	0.96	0.92
Dividend Payout	55.17%	52.75%	80.70%	53.93%	60.93%
Book Value Per Common Share (equity per share issued)	$25.49	$25.20	$23.12	$25.49	$23.12
Tangible Book Value Per Common Share (2)	25.34	25.05	22.97	25.34	22.97
Market Value – High	$66.62	$73.22	$62.71	$73.22	$77.07
Market Value – Low	57.59	60.56	43.05	57.59	43.05
Basic Weighted Average Common Shares Outstanding	25,678,231	25,657,063	25,607,663	25,667,647	25,595,412
	Three Months Ended			Six Months Ended
(Unaudited – Dollars in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,	June 30,
PER SHARE DATA (continued)	2024	2024	2023	2024	2023
Diluted Weighted Average Common Shares Outstanding	25,742,871	25,747,643	25,686,354	25,746,773	25,696,370
KEY RATIOS
Return on Average Assets	1.37%	1.44%	0.91%	1.40%	1.22%
Return on Average Total Equity	14.19	14.59	9.70	14.39	13.18
Average Equity to Average Assets	9.62	9.84	9.39	9.73	9.26
Net Interest Margin	3.17	3.15	3.28	3.16	3.41
Efficiency (Noninterest Expense/Net Interest Income plus Noninterest Income)	48.49	51.15	71.19	49.73	59.22
Loans to Deposits	87.66	88.95	89.66	87.66	89.66
Investment Securities to Total Assets	17.11	17.43	18.30	17.11	18.30
Tier 1 Leverage (3)	11.98	12.01	11.54	11.98	11.54
Tier 1 Risk-Based Capital (3)	14.29	14.21	13.68	14.29	13.68
Common Equity Tier 1 (CET1) (3)	14.29	14.21	13.68	14.29	13.68
Total Capital (3)	15.54	15.46	14.93	15.54	14.93
Tangible Capital (2)	9.91	9.80	9.04	9.91	9.04
Adjusted Tangible Capital (2)	12.18	12.03	11.45	12.18	11.45
ASSET QUALITY
Loans Past Due 30 - 89 Days	$1,615	$3,177	$1,207	$1,615	$1,207
Loans Past Due 90 Days or More	26	7	8	26	8
Nonaccrual Loans	57,124	14,762	18,004	57,124	18,004
Nonperforming Loans	57,150	14,769	18,012	57,150	18,012
Other Real Estate Owned	384	384	384	384	384
Other Nonperforming Assets	90	78	20	90	20
Total Nonperforming Assets	57,624	15,231	18,416	57,624	18,416
Individually Analyzed Loans	78,533	15,181	18,465	78,533	18,465
Non-Individually Analyzed Watch List Loans	189,726	168,133	167,562	189,726	167,562
Total Individually Analyzed and Watch List Loans	268,259	183,314	186,027	268,259	186,027
Gross Charge Offs	1,076	504	390	1,580	6,286
Recoveries	127	192	433	319	588
Net Charge Offs/(Recoveries)	949	312	(43)	1,261	5,698
Net Charge Offs/(Recoveries) to Average Loans	0.08%	0.03%	0.00%	0.05%	0.24%
Credit Loss Reserve to Loans	1.60	1.46	1.48	1.60	1.48
Credit Loss Reserve to Nonperforming Loans	141.23	495.51	400.06	141.23	400.06
Nonperforming Loans to Loans	1.13	0.30	0.37	1.13	0.37
Nonperforming Assets to Assets	0.88	0.23	0.28	0.88	0.28
Total Individually Analyzed and Watch List Loans to Total Loans	5.31%	3.67%	3.83%	5.31%	3.83%
OTHER DATA
Full Time Equivalent Employees	653	628	632	653	632
Offices	53	53	53	53	53

(1)Core deposits equals deposits less brokered deposits.
(2)Non-GAAP financial measure - see “Reconciliation of Non-GAAP Financial Measures”.
(3)Capital ratios for June 30, 2024 are preliminary until the Call Report is filed.

CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Cash and due from banks	$60,887	$70,451
Short-term investments	60,290	81,373
Total cash and cash equivalents	121,177	151,824

Securities available-for-sale, at fair value	993,057	1,051,728
Securities held-to-maturity, at amortized cost (fair value of $113,997 and $119,215, respectively)	130,746	129,918
Real estate mortgage loans held-for-sale	399	1,158

Loans, net of allowance for credit losses of $80,711 and $71,972	4,971,630	4,844,562

Land, premises and equipment, net	58,793	57,899
Bank owned life insurance	110,985	109,114
Federal Reserve and Federal Home Loan Bank stock	21,420	21,420
Accrued interest receivable	30,681	30,011
Goodwill	4,970	4,970
Other assets	124,949	121,425
Total assets	$6,568,807	$6,524,029

LIABILITIES
Noninterest bearing deposits	$1,212,989	$1,353,477
Interest bearing deposits	4,550,548	4,367,048
Total deposits	5,763,537	5,720,525

Federal Funds purchased	55,000	0
Federal Home Loan Bank advances	0	50,000
Total borrowings	55,000	50,000

Accrued interest payable	15,354	20,893
Other liabilities	80,326	82,818
Total liabilities	5,914,217	5,874,236

STOCKHOLDERS’ EQUITY
Common stock: 90,000,000 shares authorized, no par value
25,968,167 shares issued and 25,503,744 outstanding as of June 30, 2024
25,903,686 shares issued and 25,430,566 outstanding as of December 31, 2023	126,871	127,692
Retained earnings	713,541	692,760
Accumulated other comprehensive income (loss)	(170,458)	(155,195)
Treasury stock, at cost (464,423 shares and 473,120 shares as of June 30, 2024 and December 31, 2023, respectively)	(15,453)	(15,553)
Total stockholders’ equity	654,501	649,704
Noncontrolling interest	89	89
Total equity	654,590	649,793
Total liabilities and equity	$6,568,807	$6,524,029

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands, except share and per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
NET INTEREST INCOME
Interest and fees on loans
Taxable	$84,226	$75,047	$166,268	$144,589
Tax exempt	632	960	1,532	1,861
Interest and dividends on securities
Taxable	3,104	3,376	6,143	6,889
Tax exempt	3,932	4,064	7,879	8,364
Other interest income	1,842	1,035	2,948	1,999
Total interest income	93,736	84,482	184,770	163,702

Interest on deposits	44,363	33,611	85,527	58,529
Interest on short-term borrowings	1,077	2,347	3,531	5,130
Total interest expense	45,440	35,958	89,058	63,659

NET INTEREST INCOME	48,296	48,524	95,712	100,043

Provision for credit losses	8,480	800	10,000	5,150

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	39,816	47,724	85,712	94,893

NONINTEREST INCOME
Wealth advisory fees	2,597	2,271	5,052	4,471
Investment brokerage fees	478	428	1,000	962
Service charges on deposit accounts	2,806	2,726	5,497	5,356
Loan and service fees	3,048	3,002	5,900	5,848
Merchant and interchange fee income	892	929	1,755	1,806
Bank owned life insurance income	890	693	1,926	1,384
Interest rate swap fee income	0	794	0	794
Mortgage banking income (loss)	23	(35)	75	(134)
Net securities gains (losses)	0	3	(46)	19
Net gain on Visa shares	9,011	0	9,011	0
Other income	694	690	2,881	1,309
Total noninterest income	20,439	11,501	33,051	21,815

NONINTEREST EXPENSE
Salaries and employee benefits	16,158	11,374	32,991	27,437
Net occupancy expense	1,698	1,681	3,438	3,253
Equipment costs	1,343	1,426	2,755	2,864
Data processing fees and supplies	3,812	3,474	7,651	6,926
Corporate and business development	1,265	1,298	2,646	2,729
FDIC insurance and other regulatory fees	816	803	1,605	1,598
Professional fees	2,123	2,049	4,586	4,170
Wire fraud loss	0	18,058	0	18,058
Other expense	6,118	2,571	8,366	5,133
Total noninterest expense	33,333	42,734	64,038	72,168

INCOME BEFORE INCOME TAX EXPENSE	26,922	16,491	54,725	44,540
Income tax expense	4,373	1,880	8,775	5,651
NET INCOME	$22,549	$14,611	$45,950	$38,889

BASIC WEIGHTED AVERAGE COMMON SHARES	25,678,231	25,607,663	25,667,647	25,595,412

BASIC EARNINGS PER COMMON SHARE	$0.88	$0.57	$1.79	$1.52

DILUTED WEIGHTED AVERAGE COMMON SHARES	25,742,871	25,686,354	25,746,773	25,696,370

DILUTED EARNINGS PER COMMON SHARE	$0.87	$0.57	$1.78	$1.51

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
(unaudited, in thousands)

	June 30, 2024		March 31, 2024		June 30, 2023
Commercial and industrial loans:
Working capital lines of credit loans	$697,754	13.8%	$646,459	12.9%	$618,655	12.7%
Non-working capital loans	828,523	16.4	830,817	16.6	851,232	17.5
Total commercial and industrial loans	1,526,277	30.2	1,477,276	29.5	1,469,887	30.2

Commercial real estate and multi-family residential loans:
Construction and land development loans	658,345	13.0	659,712	13.2	590,860	12.1
Owner occupied loans	830,018	16.4	833,410	16.7	806,072	16.6
Nonowner occupied loans	762,365	15.1	744,346	14.9	724,799	14.9
Multifamily loans	252,652	5.0	239,974	4.8	254,662	5.2
Total commercial real estate and multi-family residential loans	2,503,380	49.5	2,477,442	49.6	2,376,393	48.8

Agri-business and agricultural loans:
Loans secured by farmland	161,410	3.2	167,271	3.3	176,807	3.6
Loans for agricultural production	199,654	4.0	200,581	4.0	198,155	4.1
Total agri-business and agricultural loans	361,064	7.2	367,852	7.3	374,962	7.7

Other commercial loans	96,703	1.9	120,302	2.4	120,958	2.5
Total commercial loans	4,487,424	88.8	4,442,872	88.8	4,342,200	89.2

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	259,094	5.1	260,633	5.2	229,078	4.7
Open end and junior lien loans	197,861	3.9	188,927	3.8	183,738	3.8
Residential construction and land development loans	12,952	0.3	10,956	0.2	18,569	0.4
Total consumer 1-4 family mortgage loans	469,907	9.3	460,516	9.2	431,385	8.9

Other consumer loans	97,895	1.9	97,369	2.0	92,139	1.9
Total consumer loans	567,802	11.2	557,885	11.2	523,524	10.8
Subtotal	5,055,226	100.0%	5,000,757	100.0%	4,865,724	100.0%
Less: Allowance for credit losses	(80,711)		(73,180)		(72,058)
Net deferred loan fees	(2,885)		(3,198)		(3,464)
Loans, net	$4,971,630		$4,924,379		$4,790,202

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
(unaudited, in thousands)

	June 30, 2024	March 31, 2024	June 30, 2023
Noninterest bearing demand deposits	$1,212,989	$1,254,200	$1,438,030
Savings and transaction accounts:
Savings deposits	283,809	296,671	342,847
Interest bearing demand deposits	3,274,179	3,041,025	2,819,385
Time deposits:
Deposits of $100,000 or more	776,314	805,832	616,455
Other time deposits	216,246	220,357	206,342
Total deposits	$5,763,537	$5,618,085	$5,423,059
FHLB advances and other borrowings	55,000	200,000	400,000
Total funding sources	$5,818,537	$5,818,085	$5,823,059

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended June 30, 2024			Three Months Ended March 31, 2024			Three Months Ended June 30, 2023
(fully tax equivalent basis, dollars in thousands)	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate
Earning Assets
Loans:
Taxable (2)(3)	$4,993,270	$84,226	6.78%	$4,916,943	$82,042	6.71%	$4,739,885	$75,047	6.35%
Tax exempt (1)	41,581	783	7.57	54,077	1,118	8.31	57,857	1,198	8.31
Investments: (1)
Securities	1,118,776	8,082	2.91	1,158,503	8,035	2.79	1,210,870	8,520	2.82
Short-term investments	2,836	35	4.96	2,710	33	4.90	2,308	26	4.52
Interest bearing deposits	138,818	1,807	5.24	84,696	1,073	5.10	85,364	1,009	4.74
Total earning assets	$6,295,281	$94,933	6.07%	$6,216,929	$92,301	5.97%	$6,096,284	$85,800	5.65%
Less: Allowance for credit losses	(74,166)			(72,433)			(71,477)
Nonearning Assets
Cash and due from banks	64,518			68,584			69,057
Premises and equipment	58,702			57,883			58,992
Other nonearning assets	298,619			283,505			280,073
Total assets	$6,642,954			$6,554,468			$6,432,929

Interest Bearing Liabilities
Savings deposits	$289,107	$48	0.07%	$295,650	$49	0.07%	$360,173	$65	0.07%
Interest bearing checking accounts	3,275,502	33,323	4.09	3,046,958	30,365	4.01	2,930,285	27,226	3.73
Time deposits:
In denominations under $100,000	217,146	1,871	3.47	224,139	1,918	3.44	198,864	1,147	2.31
In denominations over $100,000	807,304	9,121	4.54	789,581	8,832	4.50	611,427	5,173	3.39
Miscellaneous short-term borrowings	77,077	1,077	5.62	175,809	2,454	5.61	186,418	2,347	5.05
Total interest bearing liabilities	$4,666,136	$45,440	3.92%	$4,532,137	$43,618	3.87%	$4,287,167	$35,958	3.36%
Noninterest Bearing Liabilities
Demand deposits	1,230,903			1,274,103			1,450,396
Other liabilities	106,916			103,221			91,367
Stockholders' Equity	638,999			645,007			603,999
Total liabilities and stockholders' equity	$6,642,954			$6,554,468			$6,432,929
Interest Margin Recap
Interest income/average earning assets		94,933	6.07%		92,301	5.97%		85,800	5.65%
Interest expense/average earning assets		45,440	2.90		43,618	2.82		35,958	2.37
Net interest income and margin		$49,493	3.17%		$48,683	3.15%		$49,842	3.28%

(1)Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) adjustment applicable to nondeductible interest expenses. Taxable equivalent basis adjustments were $1.20 million, $1.27 million and $1.32 million in the three-month periods ended June 30, 2024, March 31, 2024 and June 30, 2023, respectively.
(2)Loan fees, which are immaterial in relation to total taxable loan interest income for the three months ended June 30, 2024, March 31, 2024 and June 30, 2023, are included as taxable loan interest income.
(3)Nonaccrual loans are included in the average balance of taxable loans.

Reconciliation of Non-GAAP Financial Measures

Tangible common equity, adjusted tangible common equity, tangible assets, adjusted tangible assets, tangible book value per common share, tangible common equity to tangible assets, adjusted tangible common equity to adjusted tangible assets, and pretax pre-provision earnings are non-GAAP financial measures calculated based on GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Adjusted tangible assets and adjusted tangible common equity remove the fair market value adjustment impact of the available-for-sale investment securities portfolio in accumulated other comprehensive income (loss) ("AOCI"). Tangible book value per common share is calculated by dividing tangible common equity by the number of shares outstanding less true treasury stock. Pretax pre-provision earnings is calculated by adding net interest income to noninterest income and subtracting noninterest expense. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company’s value meaningful to understanding of the company’s financial information and performance.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Six Months Ended
	Jun. 30, 2024	Mar. 31, 2024	Jun. 30, 2023	Jun. 30, 2024	Jun. 30, 2023
Total Equity	$654,590	$647,009	$591,995	$654,590	$591,995
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167	1,167	1,167
Tangible Common Equity	650,787	643,206	588,192	650,787	588,192
Market Value Adjustment in AOCI	169,747	166,189	176,898	169,747	176,898
Adjusted Tangible Common Equity	820,534	809,395	765,090	820,534	765,090

Assets	$6,568,807	$6,566,861	$6,509,546	$6,568,807	$6,509,546
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167	1,167	1,167
Tangible Assets	6,565,004	6,563,058	6,505,743	6,565,004	6,505,743
Market Value Adjustment in AOCI	169,747	166,189	176,898	169,747	176,898
Adjusted Tangible Assets	6,734,751	6,729,247	6,682,641	6,734,751	6,682,641

Ending Common Shares Issued	25,679,066	25,677,399	25,607,663	25,679,066	25,607,663

Tangible Book Value Per Common Share	$25.34	$25.05	$22.97	$25.34	$22.97

Tangible Common Equity/Tangible Assets	9.91%	9.80%	9.04%	9.91%	9.04%
Adjusted Tangible Common Equity/Adjusted Tangible Assets	12.18%	12.03%	11.45%	12.18%	11.45%

Net Interest Income	$48,296	$47,416	$48,524	$95,712	$100,043
Plus: Noninterest Income	20,439	12,612	11,501	33,051	21,815
Minus: Noninterest Expense	(33,333)	(30,705)	(42,734)	(64,038)	(72,168)

Pretax Pre-Provision Earnings	$35,402	$29,323	$17,291	$64,725	$49,690

Adjusted core noninterest income, adjusted core noninterest expense, adjusted earnings before income taxes, core operational profitability, core operational diluted earnings per common share and adjusted core efficiency ratio are non-GAAP financial measures calculated based on GAAP amounts. These adjusted amounts are calculated by excluding the impact of the net gain on Visa shares, legal accrual, and wire fraud loss and associated insurance and loss recoveries and adjustments to salaries and employee benefits expense for the periods presented below. Management considers these measures of financial performance to be meaningful to understanding the company’s core business performance for these periods.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Six Months Ended
	Jun. 30, 2024	Mar. 31, 2024	Jun. 30, 2023	Jun. 30, 2024	Jun. 30, 2023
Noninterest Income	$20,439	$12,612	$11,501	$33,051	$21,815
Less: Net Gain on Visa Shares	(9,011)	0	0	(9,011)	0
Less: Insurance Recoveries	0	(1,000)	0	(1,000)	0
Adjusted Core Noninterest Income	$11,428	$11,612	$11,501	$23,040	$21,815

Noninterest Expense	$33,333	$30,705	$42,734	$64,038	$72,168
Less: Legal Accrual	(4,537)	0	0	(4,537)	0
Less: Wire Fraud Loss	0	0	(18,058)	0	(18,058)
Plus: Salaries and Employee Benefits (1)	0	0	1,850	0	1,850
Adjusted Core Noninterest Expense	$28,796	$30,705	$26,526	$59,501	$55,960

Earnings Before Income Taxes	$26,922	$27,803	$16,491	$54,725	$44,540
Adjusted Core Impact:
Noninterest Income	(9,011)	(1,000)	0	(10,011)	0
Noninterest Expense	4,537	0	16,208	4,537	16,208
Total Adjusted Core Impact	(4,474)	(1,000)	16,208	(5,474)	16,208
Adjusted Earnings Before Income Taxes	22,448	26,803	32,699	49,251	60,748
Tax Effect	(3,261)	(4,153)	(5,873)	(7,414)	(9,644)
Core Operational Profitability (2)	$19,187	$22,650	$26,826	$41,837	$51,104

Diluted Earnings Per Common Share	$0.87	$0.91	$0.57	$1.78	$1.51
Impact of Adjusted Core Items	(0.13)	(0.03)	0.48	(0.16)	0.48
Core Operational Diluted Earnings Per Common Share	$0.74	$0.88	$1.05	$1.62	$1.99

Adjusted Core Efficiency Ratio	48.22%	52.02%	44.19%	50.11%	45.92%

(1)In 2023, long-term, incentive-based compensation accruals were reduced as a result of the wire fraud loss and subsequent insurance and loss recoveries.
(2)Core operational profitability was $3.4 million lower, $751,000 lower and $12.2 million higher than reported net income for the three months ended June 30, 2024, March 31, 2024, and June 30, 2023, respectively. Core operational profitability was and $4.1 million lower and $12.2 million higher than reported net income for the six months ended June 30, 2024 and 2023, respectively.

###